POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that Ross Clark, whose signature appears below constitutes and appoints Ajay Bansal and Stephen N. Rosenfield, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him, and in his name in any and all capacities, to sign any and all amendments relating to his Form 4 dated March 27, 2008, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/S/    ROSS G. CLARK, PH.D.
Ross G. Clark, Ph.D.

Exhibit 24.1